Exhibit 10.1
NEW HORIZONS WORLDWIDE, INC.
SERIES C STOCK AND WARRANT PURCHASE AGREEMENT
DATED AS OF JULY 2, 2007

SERIES C STOCK AND WARRANT PURCHASE AGREEMENT
     THIS SERIES C STOCK AND WARRANT PURCHASE AGREEMENT (this “Agreement”) is entered into as of July 2, 2007 by and among New Horizons Worldwide, Inc., a Delaware corporation (the “Company”), ATMF New Horizons, LLC, a Michigan limited liability company as agent for the Investors (in such capacity, “Agent,”) and each of the persons listed on Schedule A hereto, each of which is herein referred to as an “Investor.”
     WHEREAS, the Company desires to issue to each Investor, and each Investor desires to subscribe for and acquire from the Company, an equity interest in the Company, upon the terms and conditions hereinafter set forth;
     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:
1. DEFINITIONS
     For all purposes of this Agreement, certain capitalized terms specified in Exhibit A shall have the meanings set forth in that Exhibit A, except as otherwise expressly provided.
2. SALE AND PURCHASE OF SHARES AND WARRANTS
2.1. Authorization of the Series C Stock and Series C Warrants.
     The Company has authorized the sale and issuance of up to 172,043shares of its Series C Convertible Preferred Stock, no par value per share (the “Series C Stock”), having the rights, restrictions, privileges and preferences set forth in the Certificate of Designations, a copy of which is attached hereto as Exhibit B (the “Certificate”) and the issuance of warrants in the form attached hereto as Exhibit C to purchase up to 1,066,667 shares of the Company’s common stock at an exercise price of $0.75 per share (the “Series C Warrants”). The Company has, or on or before the Closing will have, designated the terms of the Series C Stock by filing the Certificate with the Secretary of State of the State of Delaware.
2.2. Sale and Purchase of Shares
     On the basis of the representations, warranties and agreements contained herein, and subject to the terms and conditions hereof, the Company agrees to sell and issue to each Investor, and each Investor agrees, severally and not jointly, to purchase from the Company on the Closing Date, that number of shares of the Company’s Series C Stock, and Series C Warrants to purchase the number of shares of the Company’s common stock, set forth opposite the Investor’s name on Schedule A, at for the purchase price (the “Purchase Price”) set forth opposite such Investor’s name on Schedule A. The

Company’s agreement with each Investor is a separate agreement, and the sale of the Series C Stock and Series C Warrants to each Investor is a separate sale.
2.3. Closing
     The closing of the sale and purchase of the Series C Stock and Series C Warrants (the “Closing”) shall take place at the offices of Butzel Long, 150 West Jefferson Ave., Suite 100, Detroit, Michigan 48226, at 10:00 a.m., Eastern time, as soon as practical following satisfaction of all of the conditions to the Closing set forth herein, or at such other location, date and time as may be agreed upon between the Company and Agent (the “Closing Date”). At the Closing, the Company shall issue and deliver to the Investors stock certificates in definitive form, registered in the name of each Investor, representing the Series C Stock being purchased by each Investor, and Series C Warrants in the name of each Investor, as set forth on Schedule A. As payment in full for the shares of Series C Stock and Series C Warrants being purchased by it at the Closing, and against delivery of the stock certificate or certificates and the Series C Warrants, at the Closing, each Investor shall deliver to the Company by wire transfer of immediately available funds, the amount set forth under the heading “Purchase Price Payable at Closing” on Schedule A. In the event that Agent reallocates the “Shares to be Purchased at Closing” after the Closing, upon written notice of the reallocation, the Company agrees to amend Schedule A to reflect such reallocation.
3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as disclosed in the correspondingly numbered section of the disclosure letter dated the date of this Agreement and delivered by the Company to Agent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”), that specifically relates to such section or in another section of the Company Disclosure Letter to the extent that it is reasonably apparent from the text of such disclosure that such disclosure is applicable to such section, the Company hereby represents and warrants to each Investor as follows:
3.1. Organization and Standing
     The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, operate and lease its Assets, to carry on its business as currently conducted, to execute, deliver and perform its obligations under this Agreement, the Registration Rights Agreement, the Stockholders’ Agreement and the Certificate of Incorporation (collectively, the “Company Agreements”). The Company is duly qualified to conduct its business, and is in good standing, in each jurisdiction in which the nature of the business conducted by the Company or the character of the Assets owned, leased or otherwise held by it makes any such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect.

3.2. Capitalization
     (a) As of the date hereof, the authorized capital stock of the Company consists of (i) 20,000,000 shares of Common Stock, $.01 par value and (ii) 2,000,000 shares of Preferred Stock, without par value, of which 200,000 shares are designated as Series B Convertible Preferred Stock (“Series B Stock”) and 200,000 shares are designated as Series C Convertible Preferred Stock. Of the 20,000,000 authorized shares of Common Stock, as of the date hereof immediately prior to the Closing, (i) 10,935,073 shares are issued and outstanding, (ii) 185,280 shares are held in the Company’s treasury, (iii) 1,881,966 shares are reserved for issuance pursuant to options awarded to current and former employees and directors, (iv) 3,639,432 shares are reserved for issuance pursuant to conversion of the Series B Stock, (v) 2,000,000 shares are reserved for issuance upon exercise of the Series A Warrants, (vi) 666,667 shares are reserved for issuance upon exercise of the Series B Warrants. As of the Closing, (i) the shares of Common Stock reserved for conversion of the Series B Shares shall be 4,253,879, (ii) the 2,000,000 shares of Common Stock reserved for issuance upon exercise of the Series A Warrants shall be reserved for issuance upon exercise of the Series A-1 Warrants, and (iii) the 666,667 shares of Common Stock reserved for issuance upon exercise of the Series B Warrants shall be reserved for issuance upon exercise of the Series B-1 Warrants. After the Amendment shall have been approved by the Company’s stockholders and become effective, 984,335 shares of Common Stock shall be reserved for issuance upon exercise of the Series A-2 Warrants and 150,818 shares of Common Stock shall be reserved for issuance upon exercise of the Series B-2 Warrants. Of the 2,000,000 authorized shares of Preferred Stock, as of the date hereof immediately prior to the Closing (i) 174,693 shares of Series B Stock are issued and outstanding and (ii) no shares of Series C Stock are issued and outstanding. As of the date hereof, all issued and outstanding shares of Common Stock and Series B Stock have been validly issued and are fully paid and nonassessable.
     (b) No shares of the Company’s capital stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company.
     (c) There are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock of the Company or any of its Subsidiaries.
     (d) There are no outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing indebtedness of the Company or any of its Subsidiaries for borrowed money or by which the Company or any of its Subsidiaries is or may become bound.

     (e) There are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the Securities Act.
     (f) There are no outstanding securities or instruments of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries.
     (g) There are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Series C Stock or the Series C Warrants. The Company does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement.
     (h) The Company has Furnished to each Investor true, correct and complete copies of the Company’s Restated Certificate of Incorporation, as amended and as in effect on the date hereof (the “Certificate of Incorporation”), and the Company’s Amended and Restated Bylaws, as amended and as in effect on the date hereof (the “Bylaws”), and the terms of all securities convertible into, or exercisable or exchangeable for, Common Stock and the material rights of the holders thereof in respect thereto.
3.3. SEC Reports; Financial Statements
     (a) The Company has timely filed all SEC Reports. Each SEC Report filed by the Company complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as applicable, and did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements in the SEC Reports, in light of the circumstances under which they were made, not misleading.
     (b) The statements contained in the Company’s report on Form 8-K dated April 3, 2007, if made as of the date of this Agreement and the Closing Date, would not contain an untrue statement of any material fact and would not omit any material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.
     (c) Each of the Company’s financial statements (including, in each case with respect to audited financial statements, any related notes) contained in the SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except, with respect to audited financial statements, as may be indicated in the notes to such financial statements) and fairly presented the consolidated financial position of the Company and its Subsidiaries as of and at the respective date and the results of operations and cash flows for the periods indicated, except that unaudited financial statements were subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect and the absence of footnote disclosure. The Company has Furnished to each Investor or its respective representatives true, correct and complete copies of the SEC Reports not available on the EDGAR system.
     (d) Since January 1, 2006, except as described in the SEC Reports filed with the Commission prior to the date hereof or as otherwise publicly disclosed by press release prior to the date hereof,(i) each of the Company and its Subsidiaries has operated in the ordinary course and (ii) there has occurred no fact, event, circumstance or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.
     (e) The Company has not taken any steps to seek protection pursuant to any bankruptcy law nor does the Company have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact that would reasonably lead a creditor to do so. After giving effect to the transactions contemplated hereby to occur at the Closing, the Company will not be Insolvent (as defined below). For purposes of this Section 3.3(e), “Insolvent” means (i) the present fair saleable value of the Company’s assets is less than the amount required to pay the Company’s total current Indebtedness, (ii) the Company is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) the Company intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature or (iv) the Company has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.
3.4. No Undisclosed Liabilities
     Neither the Company nor any of its Subsidiaries has any material liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except (a) liabilities or obligations disclosed or reserved against in the SEC Reports filed prior to the date of this Agreement or in the financial and other information provided by the Company referenced in the Disclosure Letter (collectively, the “Financial Reports”), (b) liabilities or obligations which arose after the last date of any such Financial Report, in the Ordinary Course of Business consistent with past practice that, individually or in the aggregate, have not had, and could not reasonably be expected to have, a Material Adverse Effect, (c) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principals to be reflected in the financial statements contained in the Financial Reports, which in both cases individually and in the aggregate would not have a Material Adverse Effect, (d) liabilities incurred in connection with or as a result of the transactions contemplated by this Agreement, or (e) liabilities resulting from matters expressly disclosed elsewhere in this Section 3.
3.5. Accounting; Disclosure Controls
     (a) Except as set forth in the SEC Reports, the Company and each Significant Subsidiary maintain a system of internal accounting controls which the Company believes are sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any difference.
     (b) Except as set forth in the SEC Reports, the Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-14 under the Exchange Act) that are effective in ensuring that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the Commission, including, without limitation, controls and procedures designed in to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure.
3.6. No Consents
     Except for the filing of a Form D with the Commission and any state securities regulators, no consent, approval, exemption or authorization of or designation, declaration or filing with any Governmental Entity on the part of the Company or any Significant Subsidiary is necessary or required in connection with the execution, delivery and performance of this Agreement, the offer, sale or issuance of the Series C Stock or Series C Warrants, or the consummation of any other transaction contemplated hereby. All consents and waivers required from any Person in order to carry out the transactions contemplated hereby under any contract, lease or agreement to which the Company or any Significant Subsidiary is a party are set forth in Section 3.6 of the Company Disclosure Letter, except those that the failure to make or obtain would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.
3.7. Intellectual Property
     (a) The Company and its Subsidiaries own, or are licensed or otherwise possess all necessary rights to use, all patents, patent applications, patent disclosures, trademarks, trade names, service marks, trade dress, copyrights and any applications therefore, maskworks, schematics, technology, know-how, trade secrets, inventions, improvements thereto, ideas, algorithms, processes, computer software programs and applications (source code or object code form) and tangible or intangible proprietary information or material (“Intellectual Property”) that are used in the business or products of the Company and its Subsidiaries.

     (b) The Company and its Subsidiaries have taken all commercially reasonable actions in all jurisdictions where the Company reasonably believes such action is appropriate, both domestic and foreign, to register and maintain the registration of all material Intellectual Property.
     (c) To the Knowledge of the Company, (i) there is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of the Company or any Subsidiary, or any Third Party Intellectual Property Rights to the extent licensed by or through the Company or any Subsidiary, by any third party, which is material or which could reasonably be expected to become material, and (ii) the conduct of the business of the Company and any Subsidiary does not infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party. There are no royalties, fees or other payments or compensation payable by the Company or its Subsidiaries to any Person in excess of $25,000 in any twelve (12) month period by reason of the Company’s or its Subsidiaries ownership, use, sale or disposition of Intellectual Property.
     (d) The Company is not, nor will it be as a result of the execution and delivery of the Company Agreements or the agreements contemplated thereby, or the performance of its obligations hereunder and thereunder, in breach of any license, sublicense or other agreement relating to the Intellectual Property, including Third Party Intellectual Property Rights.
     (e) All current officers, employees and material consultants of the Company and its Subsidiaries have executed and delivered to the Company or the applicable Subsidiary an agreement regarding assignment to the Company or the Subsidiary, as appropriate, of any Intellectual Property arising from services performed for the Company or the Subsidiary by such Persons. There is no Intellectual Property developed by a Stockholder, director, officer, consultant or employee of the Company that is used in the business of the Company that has not been transferred to, or is not owned free and clear of any liens or Encumbrances by, the Company.
     (f) The Company has entered into written confidentiality agreements with all third parties having access to Company-owned confidential Intellectual Property in connection with the disclosure to, or use or appropriation by, those third parties, of Intellectual Property owned by the Company.
3.8. Compliance with Laws; Regulatory Approvals
     Except as disclosed in the SEC Reports and except for matters which individually or in the aggregate would not have a Material Adverse Effect, the operations of the Company and its Subsidiaries have been conducted in compliance with all applicable Laws. Neither the Company nor any Subsidiary has received written notice of any material violation (or of any investigation, inspection, audit, or other proceeding by any Governmental Entity involving allegations of any violation) of any Law. Except for matters which individually or in the aggregate would not have a Material Adverse Effect, (a) all Regulatory Approvals required by the Company and its Subsidiaries to conduct their respective business as now conducted by them have been obtained and are in full force and effect, (b) the Company and its Subsidiaries are in compliance with the terms and requirements of such Regulatory Approvals, and (c) to the Knowledge of the Company, no event has occurred which constitutes, or with due notice or lapse of time or both may constitute, a material default by the Company or any Subsidiary under any Regulatory Approval. No Regulatory Approvals obtained by the Company will in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement or any of the other Company Agreements, except for such Regulatory Approvals that would not, individually or in the aggregate, have a Material Adverse Effect.
3.9. Litigation; Disputes
     (a) Except as set forth in the SEC Reports, there is no legal action, suit, arbitration or other legal, administrative or other governmental investigation, inquiry or proceeding pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary or relating to any of the Company Agreements or the contemplated transactions hereof which, if determined adversely to the Company or any such Subsidiary, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or would reasonably be expected to prohibit or materially delay the Closing. Except as set forth in the SEC Reports, the Company is not subject to any legal action, suit, arbitration or other legal, administrative or other governmental investigation, inquiry or proceeding that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect if determined adversely to the Company.
     (b) The Company is not currently involved in nor reasonably anticipates any dispute with any of its current or former employees, agents, brokers, distributors, vendors, customers, business consultants, franchisees, franchisers, representatives or independent contractors (or any current or former employees of any of the foregoing persons or entities), which would reasonably be expected to have a Material Adverse Effect if determined adversely to the Company.
3.10. Material Contracts; Franchise Agreements
     (a) All of the Company’s Contractual Obligations that are required to be described in the SEC Reports or to be filed as exhibits thereto are described in the SEC Reports or are filed as exhibits thereto, as so required. Neither the Company nor any of its Subsidiaries nor (to the Knowledge of the Company) any other party is in breach in any material respect of, or in default in any material respect under, any of its Contractual Obligations or organizational documents.
     (b) Each of the franchise agreements to which the Company or any of its Subsidiaries is a party is currently in effect and no breach or waiver by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto has occurred or is occurring.

3.11. Authorization; No Conflict
     The Company has all corporate right, power and authority necessary to enter into this Agreement and the other Company Agreements and to consummate the transactions contemplated hereby and thereby. All corporate action on the part of the Company necessary for the authorization, execution, delivery and performance of this Agreement and the other Company Agreements by the Company, the authorization, sale, issuance and delivery of Series C Stock and Series C Warrants contemplated hereby, and the performance of the Company’s obligations hereunder and under the other Company Agreements, has been taken, except that the Corporation has insufficient authorized Common Stock to accommodate the conversion of the Series C Preferred Stock and the exercise of the Series C Warrants. The issuance and sale of the Series C Stock and the Series C Warrants contemplated hereby will not give rise to any preemptive rights or rights of first refusal in existence on the date hereof on behalf of any person.
3.12. Absence of Violation
     The Company is not in violation of or default in any material respect under, nor has it breached, any term or provision of its Certificate of Incorporation or Bylaws.
3.13. Binding Obligation
     This Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by general principles of equity (whether applied in a proceeding at law or in equity) or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally the enforcement of, applicable creditors’ rights and remedies. Each Company Agreement to be executed by the Company pursuant hereto, when executed and delivered in accordance with the provisions hereof, will be a valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by general principles of equity (whether applied in a proceeding at law or in equity) or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating, or affecting generally the enforcement of applicable creditors’ rights and remedies.
3.14. Status of Shares
     The shares of Series C Stock and the Series C Warrants to be issued to each Investor on the Closing Date have been duly authorized by all necessary corporate action on the part of the Company. When issued in accordance with this Agreement, the shares of Series C Stock will be validly issued, fully paid and nonassessable and will be free and clear of all Encumbrances except for restrictions on transfer under applicable federal and state securities laws and except as provided in the Company Agreements. After the Amendment shall have been approved by the Company’s stockholders and become effective, the shares of Common Stock issuable upon (i) conversion of the shares of Series C Stock and (ii) exercise of the Series C Warrants and payment of the exercise price therefor, will be validly issued, fully paid and nonassessable and will be free and clear of all Encumbrances except for restrictions on transfer under applicable federal and state securities laws and except as provided in the Company Agreements.
3.15. Offering of Shares
     (a) Assuming the accuracy of the representations and warranties of each Investor set forth in Section 4 hereof, the offer and sale of the Series C Stock and the Series C Warrants to each Investor is exempt from the registration and prospectus delivery requirements of the Securities Act. Neither the Company nor anyone acting on its behalf has taken or will take any action (including, without limitation, any offering of any securities of the Company under circumstances which would require the integration of such offering with the offering of the Series C Stock and Series C Warrants under the Securities Act and the rules and regulations of the Commission thereunder) which would subject the offering, issuance and sale of the Series C Stock or Series C Warrants to the registration requirements of the Securities Act.
     (b) Neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Series C Stock or Series C Warrants.
     (c) The Company shall be responsible for the payment of any placement agent’s fees, financial advisory fees, or brokers’ commissions (other than for persons engaged by any Investor or its investment advisor) relating to or arising out of the transactions contemplated hereby. The Company shall pay, and hold each Investor harmless against, any liability, loss or expense (including, without limitation, attorney’s fees and out-of-pocket expenses) arising in connection with any such claim.
3.16. Disclosure
     The Company has Furnished the Investors with all applicable or relevant documents and information that the Investors have requested in writing. True and complete copies of all documents listed in the Company Disclosure Letter have been Furnished to the Investors. No representation or warranty of the Company in this Agreement, as qualified by the Company Disclosure Letter, or the other Company Agreements and no certificate Furnished or to be Furnished to the Investors at the Closing, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they are made, not misleading.
3.17. Application of Takeover Protections.
     The Company has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, or other similar anti-takeover provision under the Certificate of Incorporation or the laws of the State of Delaware which is or could become applicable to any Investor as a result of the transactions contemplated by this Agreement, including, without limitation, the

Company’s issuance of the Series C Stock and the Series C Warrants and any Investor’s ownership of the Series C Stock or Series C Warrants.
3.18. No Brokers or Finders
     No agent, broker, finder or investment or commercial banker or other Person (if any) engaged by or acting on behalf of the Company or any Subsidiary or Affiliate is or will be entitled to any brokerage or finder’s or similar fee or other commission as a result of the Company Agreements or the transactions contemplated hereby.
4. REPRESENTATIONS AND WARRANTIES OF THE INVESTORS
     Each Investor hereby, severally and not jointly, represents and warrants to the Company as to itself as follows:
4.1. Organization and Standing
     The Investor is duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its organization and has the full and unrestricted power and authority to carry on its business as currently conducted, to enter into this Agreement and to carry out the transactions contemplated hereby.
4.2. Authorization
     The execution, delivery and performance by each Investor of each Company Agreement to which it is a party and the transactions contemplated hereby, the fulfillment of and the compliance with the respective terms and provisions hereof, and the consummation by each Investor of the transactions contemplated hereby has been duly authorized (which authorization has not been modified or rescinded and is in full force and effect), and will not: (a) conflict with, or violate any provision of, any term or provision of each Investor’s articles of organization or operating agreement or other governing documents or (b) conflict with, or result in any breach of, or constitute a default under, any Company Agreement to which the Investor is a party or by which the Investor is bound. No other action is necessary for the Investor to enter into each Company Agreement to which it is a party and to consummate the transactions contemplated hereby.
4.3. Binding Obligation
     This Agreement constitutes a valid and binding obligation of each Investor, enforceable in accordance with its terms, except as such enforceability may be limited by general principles of equity (whether applied in a proceeding at law or in equity) or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally the enforcement of, applicable creditors’ rights and remedies. Each Company Agreement to be executed by each Investor pursuant hereto, when executed and delivered in accordance with the provisions hereof, will be a valid and binding obligation of each Investor, enforceable in accordance with its terms, except as such enforceability may be limited by general principles of equity (whether applied in a proceeding at law or in equity) or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally the enforcement of, applicable creditors’ rights and remedies.
4.4. No Registration Under the Securities Act
     The Investor understands that the Series C Stock and Series C Warrants to be purchased by it pursuant to the terms of this Agreement and the Common Stock of the Company into which the Series C Stock is convertible or for which the Series C Warrants are exercisable (collectively, the “Securities”) have not been registered under the Securities Act or any state securities law and will be issued, in reliance upon exemptions contained in the Securities Act or interpretations thereof and in the applicable state securities laws, and cannot be offered for sale, sold or otherwise transferred unless the Securities are so registered or qualify for exemption from registration under the Securities Act.
4.5. Acquisition for Investment
     The Investor is acquiring the Securities under this Agreement in good faith solely for its own account, for investment and not with a view toward resale or other distribution within the meaning of the Securities Act. The Investor will not offer for sale, sell or otherwise transfer the Securities without either registration or exemption from registration under the Securities Act and any applicable state securities laws.
4.6. Evaluation of Merits and Risks of Investment
     The Investor has such knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of its investment in the Securities being acquired hereunder. The Investor is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act. The Investor understands and is able to bear any economic risks associated with such investment (including, without limitation, the necessity of holding the Securities for an indefinite period of time, inasmuch as the Securities have not been registered under the Securities Act).
4.7. Additional Information
     The Investor acknowledges that it has been afforded the opportunity to ask questions and receive answers concerning the Company and to obtain additional information that it has requested to verify the accuracy of the information contained herein. Notwithstanding the foregoing, nothing contained herein shall operate to modify or limit in any respect the representations and warranties of the Company or to relieve them from any obligations to the Investor for breach thereof or the making of misleading statements or the omission of material facts in connection with the transactions contemplated herein.

4.8. Legend
     The certificates evidencing the Securities will bear a legend substantially similar to the following:
THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS, MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF (I) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER SUCH ACT AND ANY APPLICABLE STATE SECURITIES LAW, (II) A “NO ACTION” LETTER OF THE SECURITIES AND EXCHANGE COMMISSION WITH RESPECT TO SUCH SALE OR OFFER, OR (III) AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT REGISTRATION UNDER SUCH ACT AND ANY APPLICABLE STATE SECURITIES LAW IS NOT REQUIRED WITH RESPECT TO SUCH SALE OR OFFER.
     In addition, for so long as the referenced Stockholders’ Agreement is in effect, each such certificate shall also bear a legend substantially similar to the following:
THE VOTING RIGHTS AND OBLIGATIONS WITH RESPECT TO, AND SALE OR OTHER DISPOSITION OF, THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE RESTRICTED BY AND SUBJECT TO THE PROVISIONS OF A SECOND AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT DATED AS OF JULY 3, 2007, A COPY OF WHICH IS AVAILABLE FOR INSPECTION AT THE OFFICES OF THE COMPANY.
5. COVENANTS OF THE COMPANY
     The Company covenants and agrees with each Investor as follows:
5.1. Registered Securities
     (a) The Company will, for so long as any shares of the Series C Stock or Series C Warrants are outstanding, and in any case for a period of forty (40) calendar days thereafter, undertake reasonable best efforts to cause its Common Stock to continue to be registered under Section 12(b) or 12(g) of the Exchange Act and, from and after the date the Company shall have become current in the filing of its SEC Reports, will timely file all reports required to be filed with the SEC pursuant to the Exchange Act and will comply in all material respects with its reporting and filing obligations under said Act. The Company will not knowingly and voluntarily take any action or file any document (whether or not permitted by the Securities Act or the Exchange Act or the rules thereunder) to terminate or suspend its reporting or filing obligations under said acts, except as permitted herein.
     (b) The Company will (i) use its reasonable best efforts to cause to be filed, as soon as reasonably practicable, all SEC Reports that have not been timely filed as of the date hereof and (ii) use its reasonable best efforts to apply, as soon as reasonably practicable, for reinstatement of trading of its Common Stock on the Nasdaq or on a national securities exchange (as defined in the Exchange Act) and to comply in all material respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the National Association of Securities Dealers and Nasdaq. The Company will continue such listing for trading for so long as any of the Series C Stock is outstanding, and in any case for a period of forty (40) calendar days thereafter.
     (c) Notwithstanding the foregoing, the provisions of this subsection shall not in any way restrict the Company’s ability to negotiate and consummate the consolidation, reorganization or merger of the Company with or into any other corporation or corporations or a sale, conveyance or other disposition of all or substantially all of the Company’s property or business.
5.2. Proxy Statement and Stockholders Meeting
     (a) Within thirty (30) days following the Closing Date or the filing of the Company’s Report on Form 10-Q for the quarter ended March 31, 2007, whichever is later, the Company will file preliminary proxy materials with the SEC for the purpose of holding a meeting of the Company’s Stockholders (the “Stockholders’ Meeting”) to approve the amendment of the Company’s Certificate of Incorporation to increase the number of authorized shares of the Company’s Common Stock to 30,000,000 (the “Amendment”) in addition to such other matters as the Company determines to submit to a vote of its stockholders. The Company shall file with the SEC the definitive Proxy Statement as promptly as practicable following the ten-day period specified in Rule 14a-6 of the Exchange Act or, if later, the date the SEC staff advises Company that its has no further comments, and shall cause the mailing of the definitive Proxy Statement to the stockholders of Company to occur on that day or as promptly as reasonably practicable thereafter. The Company shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC or its staff with respect to the Proxy Statement. Each of the Company and the Investors shall furnish all information concerning itself and its Subsidiaries to the other as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement. The Company shall promptly notify Agent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall promptly provide Agent with copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand. If, at any time prior to the vote of the Company’s stockholders, any information relating to Company, the Investors or any of their respective affiliates, officers or directors, should be discovered by Company or the Investors which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated

therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Laws, disseminated to the stockholders of the Company.
     (b) The Company will, as promptly as reasonably practicable after the Closing Date, duly call, give notice of, establish a record date for, the Stockholders’ Meeting, for the purpose of obtaining the approval and adoption of the Amendment, and will convene and hold the Stockholders Meeting not later than 35 days after filing of the definitive Proxy Statement. If the Company is unable to obtain a quorum of its stockholders at such time, it may extend the date of the Stockholders’ Meeting by no more than five business days and the Company shall use its reasonable best efforts during such five business day period to obtain such a quorum as soon as practicable. The Company will use reasonable best efforts to solicit from its stockholders proxies in favor of the adoption and approval of the Amendment and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by applicable Laws to obtain such approvals.
     (c) Following approval of the Amendment by the Company’s stockholders and filing of the Amendment with the Secretary of State of the State of Delaware, and for so long as any shares of the Series C Stock are outstanding, the Company shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, for issuance upon conversion of shares of Series C Stock and the exercise of the Series C Warrants, not less than the maximum number of shares that would then be issuable upon conversion of all outstanding shares of Series C Stock and exercise of all unexercised and unexpired Series C Warrants.
     (d) Subject to filing of the Amendment with the Secretary of State of the State of Delaware after approval by the Company’s stockholders, the shares of Common Stock issuable upon conversion of the Series C Stock and exercise of the Series C Warrants issued to each Investor on the Closing Date have been duly authorized by all necessary corporate action on the part of the Company, and upon issuance upon such conversion or exercise will be validly issued and outstanding, fully paid and nonassessable and will be free and clear of all Encumbrances, except for restrictions on transfer under applicable federal and state securities laws and except as provided in the Company Agreements.
5.3. Redemption of Series C Shares and Series C Warrants.
     (a) If the Amendment has not been approved on or before the first anniversary of the Closing Date, the Company will be obligated upon the election of any Investor to redeem the Series C Shares and Series C Warrants held by such Investor at the Purchase Price thereof plus accumulated but unpaid dividends thereon (whether or not previously declared). Such redemption shall occur not later than ten business days following delivery by any Investor of a demand in writing for such redemption (provided that no such demand may be delivered prior to such first anniversary). At the closing of such redemption, the Company will cause such amount to be paid to the Investors, in immediately available funds by wire transfer to such account or accounts as the Investors designate, against delivery to the Company of certificates for all outstanding shares of Series C Stock as well as all unexercised Series C Warrants.
     (b) With a view to making available the benefits of certain rules and regulations of the Commission that may at any time permit the sale of any restricted securities to the public without registration, the Company agrees from and after the date it shall have become current in the filing of its SEC Reports, to:
     (i) use its reasonable best efforts to make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;
     (ii) subject to Section 5.1(a), use its reasonable best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and
     (iii) so long as any Investor owns any Series C Stock or Series C Warrants, Furnish to the Investor upon request, a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 and of the Securities Act and of the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company as the Investor may reasonably request in availing itself of any rule or regulation of the Commission allowing the Investor to sell any such securities without registration.
5.4. Use of Proceeds
     The Company will use the proceeds of the sale of Series C Stock and Series C Warrants for general corporate purposes associated with development of its business. None of the proceeds will be used to redeem or otherwise acquire any securities of the Company (other than in satisfaction of the redemption obligation set forth in Section 5.3), pay any indebtedness of the Company for borrowed money or any dividend in advance of the due date thereof or other distribution to the holders of the Company’s securities.
5.5. Form D and Blue Sky
     The Company agrees to file a Form D with respect to the Series C Stock and Series C Warrants as required under Regulation D and to provide a copy thereof to each Investor promptly after such filing. The Company, on or before the Closing Date, shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for or to qualify the Series C Stock and Series C Warrants for sale to the Investors at the Closing pursuant to this Agreement under applicable securities or “Blue Sky” laws of the states of the United States (or to obtain an exemption from such qualification). The Company shall make all filings and reports relating to the offer and sale of the Series C Stock and Series C Warrants required under applicable securities or “Blue Sky” laws of the states of the United States following the Closing Date.

5.6. Listing
     Subject to Section 5.1(a), the Company shall promptly secure the listing of all of the Registrable Securities (as defined in the Registration Rights Agreement) upon each national securities exchange and automated quotation system, if any, upon which shares of Common Stock are then listed (subject to official notice of issuance) and shall maintain, so long as any other shares of Common Stock shall be so listed, such listing of all Registrable Securities from time to time issuable under the terms of the Company Agreements. Subject to Section 5.1(a), the Company will use its reasonable best efforts either to (i) secure designation and quotation of the Common Stock on the Nasdaq Global Market, or (ii) if, despite the Company’s reasonable best efforts the Company is unsuccessful in satisfying the preceding clause (i), to use its reasonable best efforts to secure the inclusion of the Common Stock for quotation on The Nasdaq Capital Market and, without limiting the generality of the foregoing, to use its reasonable best efforts to arrange for at least two market makers to register with the National Association of Securities Dealers, Inc. (“NASD”) as such with respect to the Common Stock. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 5.6.
5.7. Board of Directors
     As of the Closing, the number of directors of the Company shall be fixed by the Board of Directors of the Company at nine (9). The Company shall use its reasonable best efforts to implement the board representation rights of the Investors under the Certificate of Incorporation and Stockholders Agreement. The Investors shall comply with their obligations regarding the election of Directors under the Stockholders Agreement.
5.8. Disclosure of the Transaction
     Upon the Closing, the Company shall promptly issue a press release reasonably acceptable to Agent disclosing all material terms of the transactions contemplated hereby. Within four (4) Business Days following the Closing Date, the Company shall file a Current Report on Form 8-K describing the terms of the transactions contemplated by the Company Agreements in the form required by the Exchange Act, and attaching the material Company Agreements (including, without limitation, this Agreement, the Registration Rights Agreement and the Stockholders Agreement) as exhibits to such filing (the “8-K Filing”). Subject to the foregoing, neither the Company nor any Investor shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of any Investor, to make any press release or other public disclosure with respect to such transactions (a) in substantial conformity with the 8-K Filing and contemporaneously therewith and (b) as is required by applicable law and regulations, including the applicable rules and regulations of NASDAQ (provided that in the case of clause (a), Agent shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release).

6. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY
     The obligations of the Company under this Agreement are subject to the fulfillment, at or prior to the Closing Date, of each of the following conditions, and failure to satisfy any such condition shall excuse and discharge all obligations of the Company to carry out the provisions of this Agreement, unless such failure is waived in writing by the Company:
6.1. Representations and Warranties
     The representations and warranties of the Investors contained in Section 4 shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the date of such Closing Date, except for representations and warranties made as of a particular date, which shall be true and correct as of such date and except for representations and warranties that contain Material Adverse Effect or materiality qualifiers, which shall be true and correct in all respects.
6.2. Performance
     Each Investor shall have performed, satisfied and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by them on or prior to the Closing Date.
6.3. Legal Proceedings
     No action or proceeding by or before any governmental authority shall have been instituted or threatened (and not subsequently dismissed, settled or otherwise terminated) which is reasonably expected to restrain, prohibit or invalidate the transactions contemplated by this Agreement, other than an action or proceeding instituted or threatened by the Company.
6.4. Certificate of Designations
     The Certificate required to designate the number, preferences and rights of the Series C Stock, as set forth in Exhibit B shall have been accepted for filing by the Secretary of State for the State of Delaware.
6.5. Documents at Closing
     All documents required to be Furnished by each Investor to the Company pursuant to Section 8.2 shall have been so Furnished.
7. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE INVESTORS
     The obligations of each Investor under this Agreement are subject to the fulfillment, at or prior to the Closing, of each of the following conditions, and failure to satisfy any such condition shall excuse and discharge all obligations of such Investor to carry out the provisions of this Agreement, unless such failure is waived in writing by such Investor:
7.1. Representations and Warranties
     The representations and warranties made by the Company in this Agreement and the statements contained on the Schedules and Exhibits attached hereto shall be true and correct in all material respects when made, and on and as of the Closing Date as though such representations and warranties were made on and as of such date, except for representations and warranties made as of a particular date, which shall be true and correct as of such date and except for representations and warranties that contain Material Adverse Effect or materiality qualifiers, which shall be true and correct in all respects.
7.2. Performance
     The Company shall have performed, satisfied and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be performed, satisfied or complied with at or prior to the Closing Date.
7.3. Legal Proceedings
     No action or proceeding by or before any governmental authority shall have been instituted or threatened (and not subsequently settled, dismissed or otherwise terminated) which is reasonably expected to restrain, prohibit or invalidate the transactions contemplated by this Agreement other than an action or proceeding instituted or threatened by an Investor.
7.4. Consents
     The Company shall have received on or prior to the Closing Date all consents, authorizations and approvals of governmental, and private parties which are required to be obtained in order to consummate the transactions contemplated hereby on or prior to the Closing Date, as indicated in Section 3.6 of the Company Disclosure Letter.
7.5. Amendment of Credit Agreement.
     The Credit Agreement shall have been amended in accordance with the provisions of Schedule B hereto and Camden III and Camden III-A shall have executed and delivered the Participation Letter with the Investors.
7.6. Agreement of Warrant Holders.
     The Series A Warrants shall be replaced by the Series A-1 Warrants and the Series B Warrants shall be replaced by the Series B-1 Warrants. The Series A-2 Warrants and Series B-2 Warrants shall be issued in full satisfaction of the anti-dilution provisions set forth in the Series A Warrants and Series B Warrants.

7.7. Documents at Closing
     All documents required to be Furnished by the Company to each Investor pursuant to Section 8.1 shall have been so Furnished.
8. CLOSING
8.1. Deliveries by the Company to the Investors at the Closing
     At the Closing, the Company shall deliver to each Investor the following:
     (a) stock certificates in definitive form registered in the name of each Investor, representing the Series C Stock being purchased by it at the Closing pursuant hereto;
     (b) a Series C Warrant in the form of Exhibit C in the name of each Investor and exercisable for the number of shares of common stock indicated for each such Investor in Schedule A;
     (c) a certificate, in a form reasonably acceptable to Agent, executed by the Secretary or Assistant Secretary of the Company and dated as of the Closing Date, certifying (i) the resolutions approving this Agreement and the other Company Agreements and the performance of the Company’s obligations hereunder and thereunder, as adopted by the Company’s Board of Directors in a form reasonably acceptable to Agent, (ii) the Certificate of Incorporation and (iii) the Bylaws;
     (d) a certificate executed by the President and Chief Executive Officer of the Company certifying that the conditions specified in Sections 7.1 and 7.2 have been fulfilled;
     (e) the Voting Agreement in the form of Exhibit D hereto, executed and delivered by the Company, the Investors, Camden III, Camden III-A and the other holders of the Company’s Common Stock listed therein;
     (f) the Stockholders’ Agreement substantially in the form of Exhibit E, executed by the Company and the other stockholders referenced therein;
     (g) the Registration Rights Agreement substantially in the form of Exhibit F, executed by the Company and the other shareholders referenced therein;
     (h) an opinion of Calfee, Halter & Griswold LLP, dated as of the Closing Date, in form and substance reasonably acceptable to the Agent containing opinions customary for transactions of the nature contemplated by this Agreement;
     (i) an opinion of Richards, Layton & Finger, P.A., dated as of the Closing Date, in form and substance reasonably acceptable to Agent, containing opinions relating to certain matters of Delaware law customary for transactions of the nature contemplated by this Agreement;

     (j) the Participation Letter;
     (k) such other Documents as the Investors may reasonably request.
8.2. Deliveries by the Investors to the Company at the Closing
     At the Closing, each Investor shall deliver to the Company the following:
     (a) a wire transfer of funds or other payment of funds to an account designated by the Company in the amount of the Purchase Price attributable to such Investor set forth on Schedule A hereto;
     (b) the Stockholders’ Agreement substantially in the form of Exhibit E, executed by the Investors;
     (c) the Registration Rights Agreement substantially in the form of Exhibit F, executed by the Investors.; and
     (d) such other Documents as the Company may reasonably request.
9. SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION
9.1. Survival of Representations
     The representations and warranties of the Company contained in Sections 3.3—3.10 (inclusive), 3.15(a), 3.15(b), 3.16 and 3.17 of this Agreement shall survive the Closing through June 30, 2009, and the other representations and warranties of the Company and all representations and warranties of the Investors set forth herein shall survive the Closing indefinitely. Each Investor shall be responsible only for its own representations, warranties, agreements and covenants hereunder. No investigation, audit or inspection made at any time by or on behalf of a party shall affect the representations and warranties made by another party to this Agreement.
9.2. Indemnification
     In consideration of each Investor’s execution and delivery of the Company Agreements and acquiring the Series C Stock and Series C Warrants thereunder and in addition to all of the Company’s other obligations under the Company Agreements, the Company shall defend, protect, indemnify and hold harmless each Investor and all of its stockholders, partners, members, managers, officers, directors, employees and direct or indirect investors and any of the foregoing Persons’ agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in the Company Agreements or any other certificate, instrument or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of the Company contained in the Company Agreements or any other certificate, instrument or document contemplated hereby or thereby or (c) any cause of action, suit or claim brought or made against such Indemnitee by a third party (including for these purposes a derivative action brought on behalf of the Company) and arising out of or resulting from (i) the execution, delivery, performance or enforcement of the Company Agreements or any other certificate, instrument or document contemplated hereby or thereby, (ii) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Series C Stock or Series C Warrants, or (iii) the status of such Investor as an investor in the Company. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law. Except as otherwise set forth herein, the mechanics and procedures with respect to the rights and obligations under this Section 9.2 shall be the same as those set forth in Section 6 of the Registration Rights Agreement. The aggregate Indemnifiable Liabilities payable by the Company to the Indemnitees pursuant to this Section 9.2 shall be limited to the aggregate Purchase Price payable by all Investors hereunder plus any accrued but unpaid dividends owing to the Investors on the Series C Stock, plus the aggregate exercise price of any Series C Warrants that have been exercised as of the time of any payment under this Section 9.2.
10. APPOINTMENT OF AGENT
10.1. Appointment.
     Each Investor hereby irrevocably appoints the Agent as its agent to take such action on its behalf under the provisions of this Agreement and each other Company Agreement and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Company Agreement, together with such powers as are reasonably incidental thereto. The Agent shall not have any duty or responsibility except those expressly set forth herein or in the other Company Agreements, and the Investors acknowledge that the Agent does not have any fiduciary relationship with any Investor arising out of its status as agent.
10.2. No Liability.
     Neither the Agent nor any of its members, managers, employees or agents shall (a) be liable to any Investor for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Company Agreement or the transactions contemplated hereby (except to the extent resulting from its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Investor for any recital, statement, representation or warranty made by the Company, or any officer thereof, contained in this Agreement or in any other Company Agreement, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Company Agreement, or for any failure of the Company to perform its obligations hereunder or thereunder.
10.3. Reliance by Agent.
     The Agent may rely upon any writing or other communication believed by it to be genuine and correct and to have been signed, sent or made by the proper person or persons, and upon advice and statements of legal counsel (including counsel to the Company) and other experts selected by the Agent. The Agent shall be justified in failing or refusing to take any action under this Agreement or any other Company Agreement unless it shall first receive such advice or concurrence of the Investors as it deems appropriate.
10.4. No Representations; Reliance by Investors
     Each Investor acknowledges that the Agent has not made any representation or warranty to it, and that no act by the Agent taken hereafter in such capacity shall be deemed to constitute any representation or warranty by the Agent to any Investor. Each Investor acknowledges to the Agent that it has, independently and without reliance upon the Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition of the Company, and made its own decision to enter into this Agreement and to acquire Series C Stock and Series C Warrants hereunder.
11. MISCELLANEOUS
11.1. Additional Actions and Documents
     Each of the parties hereto hereby agrees to take or cause to be taken such further actions, to execute, deliver and file or cause to be executed, delivered and filed such further Documents, and will obtain such consents, as may be necessary or as may be reasonably requested by the other party hereto in order to fully effectuate the purposes, terms and conditions of this Agreement.
11.2. No Brokers
     Except as otherwise disclosed in this Agreement, each party hereto represents and warrants to the other parties (and to each of them) that such party has not engaged any broker, finder or agent in connection with the transactions contemplated by this Agreement and has not incurred (and will not incur) any unpaid liability to any broker, finder or agent for any brokerage fees, finders’ fees or commissions, with respect to the transactions contemplated by this Agreement. Each party agrees to indemnify, defend and hold harmless each of the other parties from and against any and all claims asserted against such parties for any such fees or commissions by any persons purporting to act or to have acted for or on behalf of the indemnifying party.

11.3. Expenses
     Subject to the provisions of this Section 11.3, each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated hereunder, including all legal and accounting fees and disbursements, except that the Company agrees to pay the reasonable fees (in an aggregate amount not to exceed $50,000) and out-of-pocket expenses of Butzel Long, legal counsel to Agent, (a) at the Closing or (b) upon demand by Agent if this Agreement is terminated prior to the Closing because of a breach by the Company of any of its representations, warranties, covenants or other obligations under this Agreement.
11.4. Assignment
     This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any purchaser of Series C Stock or Series C Warrants. Each Investor shall have the right to assign its rights and obligations under this Agreement, in whole or in part, to an Affiliate or to a party reasonably acceptable to the Company and Agent, in which event such assignee shall be deemed to be an Investor hereunder with respect to such assigned rights. The Company shall not assign its rights and obligations under this Agreement, in whole or in part, whether by operation of law or otherwise, without the prior written consent of Agent, and any such assignment contrary to the terms hereof shall be null and void and of no force and effect.
11.5. Entire Agreement; Amendment
     This Agreement, including the Schedules and the Exhibits hereto, together with the other Company Agreements, constitutes the entire agreement between the parties hereto with respect to the transactions contemplated herein, and it supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein. No amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed and delivered by the Company, Agent, and the holders of the Series C Stock representing a majority of the issued and outstanding Series C Stock.
11.6. Waiver
     No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement or under any other Documents Furnished in connection with or pursuant to this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and approved by Agent and the holders of the Series C Stock representing a majority of the issued and outstanding Series C Stock. Any waiver effected in accordance with this Section 11.6 shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities are convertible), each future holder or all such securities and the Company.
11.7. Severability
     If any part of any provision of this Agreement or any other Agreement or document given pursuant to or in connection with this Agreement shall be invalid or unenforceable in any respect, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provisions of this Agreement.
11.8. Governing Law; Jurisdiction; Jury Trial
     This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Delaware (excluding the choice of law rules thereof). Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in Wilmington, Delaware for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.
11.9. Notices
     All notices, demands, requests, or other communications which may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, sent by overnight courier or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

     (a) If to the Company:
New Horizons Worldwide, Inc.
1900 S. State College Blvd., Suite 650
Anaheim, California 92806-6135
Attention: Mark A. Miller, President and Chief Executive Officer
with a copy (which shall not constitute notice) to:
Calfee, Halter, & Griswold, LLP
1400 Key Bank Center
800 Superior Avenue E.
Cleveland, Ohio 44114-2688
Attention: Scott R. Wilson
     (b) If to Agent:
ATMF New Horizons, LLC
6735 Telegraph Road Suite 110
Bloomfield Hills, MI 48301
Attention: Arnold M. Jacob
with a copy (which shall not constitute notice) to:
Butzel Long
150 West Jefferson, Suite 100
Detroit, MI 48226
Attention: Justin G. Klimko
     (c) If to any other Investor:
To such Investor’s address shown on Schedule A hereto.
     Each party may designate by notice in accordance with this Section 11.9 a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication which shall be hand delivered, sent, mailed, in the manner described above, shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt or the delivery receipt being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.
11.10. No Strict Construction
     The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

11.11. Remedies
     Each Investor and each holder of the Series C Stock shall have all rights and remedies set forth in the Company Agreements and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any applicable Laws. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by applicable Laws. Furthermore, the Company recognizes that in the event that it fails to perform, observe, or discharge any or all of its obligations under the Company Agreements, any remedy at law may prove to be inadequate relief to the Investors. The Company therefore agrees that the Investors shall be entitled to seek temporary and permanent injunctive relief in any such case without the necessity of proving actual damages and without posting a bond or other security.
11.12. Independent Nature of Investors’ Obligations and Rights
     The obligations of each Investor under any Company Agreements are several and not joint with the obligations of any other Investor, and no Investor shall be responsible in any way for the performance of the obligations of any other Investor under any Company Agreement. Nothing contained herein or in any other Company Agreement, and no action taken by any Investor pursuant hereto or thereto, shall be deemed to constitute the Investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Company Agreement. Each Investor confirms that it has independently participated in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. Each Investor shall be entitled to independently protect and enforce its rights, including, without limitations, the rights arising out of this Agreement or out of any other Company Agreements, and it shall not be necessary for any other Investor to be joined as an additional party in any proceeding for such purpose.
11.13. Headings
     Section headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.
11.14. Execution in Counterparts
     To facilitate execution, this Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single Agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.
11.15. Limitation on Benefits
     The covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto and their respective successors, heirs, executors, administrators, legal representatives and permitted assigns. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement, as third party beneficiary or otherwise.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the day and year first above written.

NEW HORIZONS WORLDWIDE, INC.
By:	/s/ Mark A. Miller
Mark A. Miller
President and Chief Executive Officer

AGENT ATMF NEW HORIZONS, LLC
By:	/s/ Arnold M. Jacob
Arnold M. Jacob
Member

INVESTORS: ATMF NEW HORIZONS, LLC
By:	/s/ Arnold M. Jacob
Arnold M. Jacob
Member

NH INVESTMENT LLC By: NH Manager, Inc., Manager
By:	/s/ Robert H. Orley
Robert H. Orley
President

Signature Page for Series C Preferred Stock and Warrant Purchase Agreement

ALKHALEEJ TRAINING AND EDUCATION CORP.
By:	/s/ Alwaleed Aldryaan
	Name:	Alwaleed Aldryaan
	Title:	President

UTOPIA GROWTH FUND
By:	/s/ Paul H. Sutherland
	Name:	Paul H. Sutherland
	Title:	President

UTOPIA CORE FUND
By:	/s/ Paul H. Sutherland
	Name:	Paul H. Sutherland
	Title:	President

UTOPIA CORE CONSERVATIVE FUND
By:	/s/ Paul H. Sutherland
	Name:	Paul H. Sutherland
	Title:	President

UTOPIA YIELD INCOME FUND
By:	/s/ Paul H. Sutherland
	Name:	Paul H. Sutherland
	Title:	President

Signature Page for Series C Preferred Stock and Warrant Purchase Agreement

SCHEDULE A
TO SERIES C STOCK AND WARRANT PURCHASE AGREEMENT
DATED AS OF JULY 2, 2007

		Common Shares
	Shares of Series C	Covered by Series C
	Preferred Stock to	Warrants to be
Name and Address of	be Purchased at	Purchased at	Purchase Price
Investor	Closing	Closing	Payable at Closing

ATMF New Horizons, LLC 6735 Telegraph Road Suite 110 Bloomfield Hills, MI 48301	64,516	400,000	$1,499,997.00
NH Investment LLC 40900 Woodward Ave. Suite 130 Bloomfield Hills, MI 48304	64,516	400,000	$1,499,997.00
Alkhaleej Training and Education Corp. P. O. Box 295300 Riyadh 11351Kingdom of Saudi Arabia	14,337	88,889	$333,335.25.00
Utopia Growth Fund 111 Cass Street Traverse City, MI 49684	11,470	71,111	$266,677.50
Utopia Core Fund 111 Cass Street Traverse City, MI 49684	8,602	53,333	$199,996.50
Utopia Core Conservative Fund 111 Cass Street Traverse City, MI 49684	5,735	35,556	$133,338.75
Utopia Yield Income Fund 111 Cass Street Traverse City, MI 49684	2,867	17,778	$66,657.75

TOTAL	172,043	1,066,667	$3,999,999.75

EXHIBIT A
TO SERIES C STOCK AND WARRANT PURCHASE AGREEMENT
DATED AS OF JULY 2, 2007
DEFINITIONS
     “Act” has the meaning specified in Section 4.8.
     “Affiliate” means: (a) with respect to an individual, any member of such individual’s family; (b) with respect to an entity, any officer, director, stockholder or partner of or in such entity or of or in any Affiliate of such entity; and (c) with respect to a person or entity, any person or entity which directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such person or entity.
     “Agent” has the meaning specified in the first paragraph of this Agreement.
     “Agreement” means this Series C Stock and Warrant Purchase Agreement, including the Disclosure Schedule and all Exhibits hereto.
     “Amendment” has the meaning set forth in Section 5.2(a) of this Agreement.
     “Assets” means assets of every kind and everything that is or may be available for the payment of liabilities (whether inchoate, tangible or intangible), including, without limitation, real and personal property.
     “Board of Directors” shall mean the Board of Directors of the Company.
     “Bylaws” has the meaning specified in Section 3.2(h).
     “Camden III” means Camden Partners Strategic Fund III, L.P.
     “Camden III-A” means Camden Partners Strategic Fund III-A, L.P.
     “Certificate” has the meaning specified in Section 2.1.
     “Certificate of Incorporation” has the meaning specified in Section 3.2(h).
     “Claims” means all demands, claims, actions or causes of action, assessments, complaints, directives, citations, information requests issued by government authority, legal proceedings, orders, notices of potential responsibility, losses, damages (including, without limitation, diminution in value), liabilities, sanctions, costs and expenses, including, without limitation, interest, penalties and attorneys’ and experts’ fees and disbursements.
     “Closing” has the meaning specified in Section 2.3 of this Agreement.
     “Closing Date” has the meaning specified in Section 2.3.

     “Code” means the Internal Revenue Code of 1986, as amended, and all Laws promulgated pursuant thereto or in connection therewith.
     “Commission” means the Securities and Exchange Commission.
     “Common Stock” means the common stock, $.01 par value per share, of the Company.
     “Company” means New Horizons Worldwide, Inc., a Delaware corporation.
     “Company Agreements” has the meaning set forth in Section 3.1 of this Agreement.
     “Company Disclosure Letter” has the meaning set forth in the preamble to Section 3.
     “Contractual Obligation” means, as to any Person, any agreement, undertaking, contract, indenture, mortgage, deed of trust, credit agreement, note, evidence of indebtedness or other instrument or restriction, written or otherwise, to which such Person is a party or by which it or any of its property is bound.
     “Credit Agreement” means the Credit Agreement dated July 19, 2006 among the Company, Camden Partners Strategic III, LLC as Administrative Agent and the Lenders.
     “Documents” means any paper or other material (including, without limitation, computer storage media) on which is recorded (by letters, numbers or other marks) information that may be evidentially used, including, without limitation, legal opinions, mortgages, indentures, notes, instruments, leases, Agreements, insurance policies, reports, studies, financial statements (including, without limitation, the notes thereto), other written financial information, schedules, certificates, charts, maps, plans, photographs, letters, memoranda and all similar materials.
     “8-K Filing” has the meaning specified in Section 5.8.
     “Encumbrance” means any mortgage, lien, pledge, encumbrance, security interest, deed of trust, option, encroachment, reservation, order, decree, judgment, condition, restriction, charge, Agreement, claim or equity of any kind.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended and all rules and regulations promulgated pursuant thereto or in connection therewith.
     “Exhibit” means an exhibit attached to the Agreement.
     “Furnished” means supplied, delivered, provided or made available in any way.
     “GAAP” means United States generally accepted accounting principles in effect from time to time.

     “Governmental Entity” means the government of any nation, state, city, locality or other political subdivision of any thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government or any international regulatory body having or asserting any jurisdiction of a Person, its business or its property.
     “Indemnitees” has the meaning specified in Section 9.2.
     “Indemnified Liabilities” has the meaning specified in Section 9.2.
     “Investor” means each of the persons listed on Schedule A hereto.
     “Insolvent” has the meaning specified in Section 3.3(e).
     “Intellectual Property” has the meaning specified in Section 3.7(a).
     “Knowledge of the Company” means the knowledge of those individuals set forth on Schedule B and it shall be deemed that such persons shall have made reasonable inquiry of all relevant employees and consultants of the Company and any of its Subsidiaries.
     “Laws” means all foreign, federal, state and local statutes, laws, ordinances, regulations, rules, resolutions, orders, determinations, writs, injunctions, awards (including, without limitation, awards of any arbitrator), judgments and decrees applicable to the specified persons or entities and to the businesses and Assets thereof (including, without limitation, Laws relating to securities registration and regulation; the sale, leasing, ownership or management of real property; employment practices, terms and conditions, and wages and hours; building standards, land use and zoning; safety, health and fire prevention; and environmental protection, including Environmental Laws).
     “Lenders” means the Persons which loaned funds to the Company pursuant to the Credit Agreement.
     “Material Adverse Effect” means any material adverse change in or affecting (i) the business, properties, Assets, liabilities, operations, results of operations, management, condition, financial or otherwise, or prospects of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company or its Subsidiaries to consummate the transactions contemplated by or to perform its obligations under the Company Agreements other than any effect resulting from changes in general economic conditions.
     “Ordinary Course of Business” means ordinary course of business consistent with past business practices of the Company.
     “Participation Letter” means a letter agreement among Camden III, Camden III-A, ATMF New Horizons, LLC (in its capacity as an Investor and not as the Agent) and NH Investment LLC, in form and substance reasonably satisfactory to ATMF New

Horizons, LLC, regarding the participation by ATMF New Horizons, LLC and NH Investment LLC under certain circumstances in collateral pursuant to the Security Agreement dated July 19, 2006 to which Camden III and Camden III-A are secured parties to the Company.
     “Person” means any individual, partnership, joint venture, corporation, trust, unincorporated organization, government or department or agency of a government.
     “Purchase Price” has the meaning specified in Section 2.2.
     “Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement dated as of the date hereof by and among the Company, the Investors and certain other parties named therein.
     “Regulatory Approvals” means any and all certificates, permits, licenses, franchises, concessions, grants, consents, approvals, orders, registrations, authorizations, waivers, variances or clearance from a Governmental Entity.
     “SEC” means the United States Securities and Exchange Commission.
     “SEC Reports” means all proxy statements, registration statements, reports, schedules, forms, statements, and other documents filed or required to be filed by the Company and any of its Subsidiaries with the Commission pursuant to the Securities Act or the Exchange Act since January 1, 2002.
     “Section” means a Section (or a subsection) of the Agreement.
     “Securities” has the meaning specified in Section 4.4.
     “Securities Act” means the Securities Act of 1933, as amended, and all rules and regulations promulgated pursuant thereto or in connection therewith.
     “Series A Warrants” means the Series A Warrants issued to the Lenders pursuant to the Credit Agreement.
     “Series A-1 Warrants” means the Series A-1 Warrants issued to the Lenders in connection with the transactions contemplated by this Agreement, including the agreement of the Lenders to amend the Credit Agreement as set forth in Schedule B to this Agreement.
     “Series A-2 Warrants” means the Series A-2 Warrants issued to the Lenders in connection with the transactions contemplated by this Agreement, including the agreement of the Lenders to amend the Credit Agreement as set forth in Schedule B to this Agreement.
     “Series B Stock” has the meaning set forth in Section 3.2(a) of this Agreement.

     “Series B Warrants” means the Series B Warrants issued to the Lenders pursuant to the Credit Agreement.
     “Series B-1 Warrants” means the Series B-1 Warrants issued to the Lenders in connection with the transactions contemplated by this Agreement, including the agreement of the Lenders to amend the Credit Agreement as set forth in Schedule B to this Agreement.
     “Series B-2 Warrants” means the Series B-2 Warrants issued to the Lenders in connection with the transactions contemplated by this Agreement, including the agreement of the Lenders to amend the Credit Agreement as set forth in Schedule B to this Agreement.
     “Series C Stock” has the meaning set forth in Section 2.1 of this Agreement.
     “Series C Warrants” has the meaning set forth in Section 2.1 of this Agreement.
     “Significant Subsidiary” has the meaning set forth in Section 1-02 of Regulation S-X, promulgated by the Commission under the Exchange Act.
     “Stockholders’ Agreement” means the Second Amended and Restated Stockholders’ Agreement dated as of the date hereof by and among the Company, the Investors and certain parties named therein.
     “Stockholders’ Meeting” has the meaning described in Section 5.2(a) of this Agreement.
     “Taxes” means all federal, state, local and foreign taxes (including, without limitation, income, profit, franchise, sales, use, real property, personal property, ad valorem, excise, employment, social security and wage withholding taxes) and installments of estimated taxes, assessments, deficiencies, levies, imports, duties, withholdings, or other similar charges of every kind, character or description imposed by any governmental or quasi-governmental authorities, and any interest, penalties or additions to tax imposed thereon or in connection therewith.
     “Third Party Intellectual Property Rights” means all material licenses, sublicenses and other material agreements to which the Company or any Subsidiary are a party and pursuant to which the Company or such Subsidiary is authorized to use any third party patents, trademarks or copyrights, including software.

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		Page

11.14.	Execution in Counterparts	27
11.15.	Limitation on Benefits	28

SCHEDULE A	Investors and Purchase Price Payable at Closing
SCHEDULE B	Amendments to Credit Agreement
EXHIBIT A	Definitions
EXHIBIT B	Certificate of Designations
EXHIBIT C	Form of Series C Warrant
EXHIBIT D	Voting Agreement
EXHIBIT E	Stockholders’ Agreement
EXHIBIT F	Registration Rights Agreement

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